GreenSky, Inc. Reports Full Year 2018 Financial Results

Transaction Volume up 34% to $5.03 Billion
Net Income of $128.0 Million; Record Adjusted EBITDA of $171.5 Million
Fiscal 2019 Guidance Reaffirmed

Atlanta, March 5, 2019, GreenSky, Inc. (“GreenSky” or the “Company”) (NASDAQ: GSKY), a leading financial technology company Powering Commerce at the Point of SaleSM, today announced results for the fourth quarter and full year ended December 31, 2018.

"I am pleased with GreenSky’s solid fiscal 2018 operating results reported, consistent with guidance, and remain enthused with the prospects for continued outstanding growth and profitability as we enter fiscal 2019,” said David Zalik, Chairman and CEO of GreenSky. "GreenSky’s total addressable market is huge, the demand for the Company’s proprietary point-of-sale technology continues to grow, our technology innovation and product road map has never been deeper, and GreenSky has both the capital and human resources in place to post another year of record transaction volume and profitability. Moreover, even after deploying nearly $44 million for share repurchases in the last two months of 2018, GreenSky's liquidity remains strong with over $300 million of unrestricted cash on hand at year end.”

Financial highlights:

•
Transaction Volume and Transaction Fee Rate: Transaction volume in the fourth quarter of 2018 increased 23% over the prior year to $1.3 billion. For the full year, volume increased 34% to $5.03 billion. The average transaction fee rate for the fourth quarter increased to 7.1% from 6.9% in the third quarter. For the full year, the average transaction fee rate was 6.9% compared to 7.4% in fiscal 2017.

•	Revenue: Fourth quarter revenue grew 22% over the prior year to $109.7 million from $89.8 million. For the year, revenue grew 27% to $414.7 million from $325.9 million in fiscal 2017.

•
Net Income and Pro Forma Net Income (1): GAAP Net Income for the fourth quarter and full year 2018 was $22.8 million and $128.0 million, respectively. Fourth quarter Pro Forma Net Income was $21.5 million, or $0.11 per diluted share, which reflected incremental pro forma tax expense assuming all of our noncontrolling interests were subject to corporate income taxation. Full year Pro Forma Net Income was $109.1 million, adjusted for non-recurring expenses at an assumed effective tax rate of 19.7%.

•
Adjusted EBITDA and Adjusted EBITDA Margin (1): Fourth quarter Adjusted EBITDA was $33.1 million and 30% of revenue compared to $48.5 million and 54% of revenue for the fourth quarter 2017. For the full year, Adjusted EBITDA increased by 8% to $171.5 million from $159.4 million in 2017. Adjusted EBITDA margin was 41% in 2018 compared to 49% in 2017, such reduction largely attributable to (i) the aforementioned decrease in the 2018 transaction fee rate, and (ii) the increase in the fair value change in FCR liability resulting from (a) the combination of a higher mix of deferred interest loans and an increase in the APR of deferred interest loans driven largely by growth in elective healthcare originations, (b) a slight increase in credit losses attributable to the Company’s seasoning loan portfolio, and (c) an increase in contracted Bank Partner portfolio yields (associated with an increase in benchmark rates).

•	Bank Partner Commitments: As of December 31, 2018, the Company had aggregate commitments of $11.8 billion from its nine Bank Partners, $4.8 billion of which were unused.

Key business metrics:

	Year Ended December 31,
	2018	2017	Growth
Active Merchants	14,907	10,891	37%
Transaction Volume ($ millions)	$5,030	$3,767	34%
Loan Servicing Portfolio ($ millions)(2)	$7,341	$5,390	36%
Cumulative Consumer Accounts (in thousands)	2,240	1,565	43%
Origination Productivity Index(3)	22.2%	22.0%	n/m
__________________________

(1)	Pro Forma Net Income, Pro Forma Diluted EPS and Adjusted EBITDA are non-GAAP measures. Refer to “Non-GAAP Financial Measures” for important additional information.

(2)	The average loan servicing portfolio for the years ended December 31, 2018 and 2017 was $6,303 million and $4,501 million, respectively.

(3)
This index captures projected future net cash flows related to the respective period's originations, expressed as a percentage of the period's originations. Refer to the Fiscal 2018 Supplemental Financial Presentation for additional information.

Business update:

•
New Product Launch: The Company recently announced the launch of its first revolving credit product to complement the installment loan products offered to its network of elective healthcare providers. This product allows providers to offer an alternative for lower average cost treatments and recurring healthcare procedures, expanding the market providers can serve. The Company is currently piloting its revolving credit product with select providers, with a phased nationwide roll-out planned through the first half of fiscal 2019.

•	American Express Alliance:

◦
Merchant Referral Program – Over 2,000 home improvement merchant referrals were received through the American Express merchant referral program since its launch in early September 2018. The program was extended to include elective healthcare providers in February 2019.

◦
The Consumer Direct American Express / GreenSky home improvement loan pilot program is expected to launch in the first quarter of 2019 in the metro Los Angeles, Chicago, Atlanta, Tampa and Dallas markets.

•
Share Repurchases: During the fourth quarter 2018, the Company repurchased approximately 4.7 million shares of its Class A common stock at a cost of $43.9 million under the Company's Board-approved $150 million share repurchase program. Since year-end through February 28, 2019, the Company repurchased an additional 1.2 million shares at an incremental cost of $12.7 million.

2019 Financial Guidance:

Based on the Company's fiscal 2018 performance, its fiscal 2019 planning and current market conditions, GreenSky reaffirms the fiscal 2019 guidance that it issued on November 6, 2018 and, in that regard, expects to achieve the following during fiscal 2019:

•	Transaction Volume to increase 27% to 35% over fiscal 2018 to between $6.4 and $6.8 billion.

•	Revenue to grow between 30% and 38% over fiscal 2018 to between $538 and $572 million.

•	Pro Forma Net Income to grow between 17% and 28% over fiscal 2018 to between $128 and $140 million using an assumed 22.5% effective tax rate.

•	Adjusted EBITDA to grow between 22% and 31% over fiscal 2018 to between $210 and $225 million.

•	Average fully diluted shares outstanding in fiscal 2019 of approximately 185 million.

Conference call and webcast:
As previously announced, the Company’s management will host a conference call to discuss 2018 results at 8:00 a.m. EST today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the Company's Investor Relations website at http://investors.greensky.com. A replay of the webcast will be available within 2 hours of the completion of the call and will be archived at the same location for one year.

About GreenSky, Inc.
GreenSky, Inc. (NASDAQ: GSKY) is a leading technology company Powering Commerce at the Point of SaleSM for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary technology platform enables almost 15,000 merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage GreenSky’s technology to provide loans to super-prime and prime consumers nationwide. Since our inception, over 2.2 million consumers have financed more than $16 billion of commerce using our paperless, real time “apply and buy” technology. GreenSky is headquartered in Atlanta, Georgia. For more information, visit https://www.greensky.com.

Forward-Looking Statements
This press release contains forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance; transaction volume, profitability; 2019 financial guidance; demand for our products; and launch of new products. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in our filings with the Securities and Exchange Commission and include, but are not limited to, risks related to our ability to retain existing, and attract new, merchants and Bank Partners; our future financial performance, including trends in revenue, cost of revenue, gross profit or gross margin, operating expenses, and free cash flow; changes in market interest rates; increases in loan delinquencies; our ability to operate successfully in a highly regulated industry; the effect of management changes; cyberattacks and security vulnerabilities in our products and services; and our ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted EBITDA, Pro Forma Net Income and Pro Forma Diluted EPS, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that Adjusted EBITDA is one of the key financial indicators of our business performance over the long term and provides useful information regarding whether cash provided by operating activities is sufficient to maintain and grow our business. We believe that this methodology for determining Adjusted EBITDA can provide useful supplemental information to help investors better understand the economics of our platform. We believe that Pro Forma Net Income and Pro Forma Diluted EPS are useful measures because they make our results more directly comparable to public companies that have the vast majority of their earnings subject to corporate income taxation. We are presenting these non-GAAP measures to assist investors in evaluating our financial performance and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

These non‑GAAP measures are presented for supplemental informational purposes only. These non‑GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as substitutes for, the analysis of other GAAP financial measures, such as net income and diluted earnings per share. The non‑GAAP measures GreenSky uses may differ from the non-GAAP measures used by other companies. A reconciliation of each of the foregoing non-GAAP financial measures to the most directly comparable GAAP financial measure is provided below for each of the fiscal periods indicated.

Contacts:
Investor Relations
Rebecca Gardy
404-334-7334
Rebecca.gardy@greensky.com

Media
Julia Sahin, Edelman
212.738.6131
media@greensky.com

(tables follow)

GreenSky, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31,
	2018	2017
Assets
Cash and cash equivalents	$303,390	$224,614
Restricted cash	155,109	129,224
Loan receivables held for sale, net	2,876	73,606
Accounts receivable, net	15,400	18,358
Related party receivables	142	218
Property, equipment and software, net	10,232	7,848
Deferred tax assets, net	306,979	—
Other assets	8,777	9,021
Total assets	$802,905	$462,889

Liabilities, Temporary and Permanent Equity (Deficit)
Liabilities
Accounts payable	$5,357	$6,845
Accrued compensation and benefits	8,484	7,677
Other accrued expenses	1,015	1,606
Finance charge reversal liability	138,589	94,148
Term loan	386,822	338,263
Tax receivable agreement liability	260,901	—
Related party liabilities	825	1,548
Other liabilities	35,677	38,841
Total liabilities	837,670	488,928

Commitments, Contingencies and Guarantees
Temporary Equity
Redeemable preferred units	—	430,348
Permanent Equity (Deficit)
Class A common stock, par value $0.01 and 59,197,863 shares issued and 54,504,902 shares outstanding at December 31, 2018 and 0 shares issued and outstanding at December 31, 2017	591	—
Class B common stock, par value $0.001 and 128,549,555 and 0 shares issued and outstanding at December 31, 2018 and 2017, respectively	129	—
Additional paid-in capital	44,524	(554,906)
Retained earnings	24,218	98,519
Treasury stock	(43,878)	—
Noncontrolling interest	(60,349)	—
Total permanent equity (deficit)	(34,765)	(456,387)
Total liabilities, temporary and permanent equity (deficit)	$802,905	$462,889

GreenSky, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)
Revenue
Transaction fees	$90,997	$76,415	$348,904	$278,958
Servicing and other	18,734	13,399	65,769	46,929
Total revenue	109,731	89,814	414,673	325,887
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	55,170	21,180	160,439	89,708
Compensation and benefits	16,106	14,173	62,360	54,650
Sales and marketing	940	1,298	3,781	2,198
Property, office and technology	3,548	2,030	13,199	10,062
Depreciation and amortization	1,249	1,185	4,478	3,983
General and administrative	4,035	2,645	15,414	14,876
Related party expenses	535	727	2,212	4,811
Total costs and expenses	81,583	43,238	261,883	180,288
Operating profit	28,148	46,576	152,790	145,599
Other income/(expense), net
Interest and dividend income	1,397	1,022	6,111	5,180
Interest expense	(6,193)	(5,173)	(23,584)	(7,536)
Other gains/(losses)	61	(2,523)	(1,803)	(4,575)
Total other income/(expense), net	(4,735)	(6,674)	(19,276)	(6,931)
Income before income tax expense	23,413	39,902	133,514	138,668
Income tax expense	565	—	5,534	—
Net income	$22,848	$39,902	$127,980	$138,668
Less: Net income attributable to noncontrolling interests	16,143	N/A	103,724	N/A
Net income attributable to GreenSky, Inc.	$6,705	N/A	$24,256	N/A

Earnings per share of Class A common stock(1):
Basic	$0.12	N/A	$0.43	N/A
Diluted	$0.11	N/A	$0.41	N/A

(1)
Basic and diluted earnings per share of Class A common stock are applicable only for the period from May 24, 2018 through December 31, 2018, which is the period following the initial public offering and related Reorganization Transactions.

GreenSky, Inc.
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities
Net income	$127,980	$138,668
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,478	3,983
Share-based compensation expense	6,038	3,951
Equity-based payments to non-employees	16	301
Impairment losses	19	78
Non-cash rent expense	(392)	(308)
Amortization of debt related costs	1,684	687
Loss on extinguishment of debt	—	254
Fair value change in assets and liabilities	945	2,071
Original issuance discount on term loan payment	(31)	(9)
Deferred tax expense	5,525	—
Changes in assets and liabilities:
(Increase)/decrease in loan receivables held for sale	70,730	(32,338)
(Increase)/decrease in accounts receivable	2,958	(1,595)
(Increase)/decrease in related party receivables	76	1,217
(Increase)/decrease in other assets	1,574	(823)
Increase/(decrease) in accounts payable	(1,488)	3,222
Increase/(decrease) in finance charge reversal liability	44,441	26,084
Increase/(decrease) in related party liabilities	(722)	494
Increase/(decrease) in other liabilities	(7,405)	14,457
Net cash provided by operating activities	256,426	160,394

Cash flows from investing activities
Purchases of property, equipment and software	(6,581)	(4,135)
Net cash used in investing activities	(6,581)	(4,135)

Cash flows from financing activities
Proceeds from IPO, net of underwriters discount and commissions	954,845	—
Purchases of GreenSky Holdings, LLC units	(901,833)	—
Purchases of Class A common stock	(53,012)	—
Issuances of Class B common stock	129	—
Redemptions of GreenSky Holdings, LLC units prior to Reorganization Transactions	(496)	(447)
Proceeds from term loan	399,000	346,500
Repayments of term loan	(352,094)	(866)
Member contributions	—	200,000
Member distributions	(141,518)	(561,935)
Purchases of treasury stock	(41,847)	—
Option and warrant exercises prior to Reorganization Transactions	339	15
Payment of equity transaction expenses prior to Reorganization Transactions	(32)	(5,500)
Proceeds from option exercises after Reorganization Transactions	59	—
Payment of option exercise taxes after Reorganization Transactions	(4,869)	—
Payment of IPO related expenses	(3,855)	—
Payment of debt issuance costs	—	(8,302)
Net cash used in financing activities	(145,184)	(30,535)

Net increase in cash and cash equivalents and restricted cash	104,661	125,724
Cash and cash equivalents and restricted cash at beginning of period	353,838	228,114
Cash and cash equivalents and restricted cash at end of period	$458,499	$353,838

GreenSky, Inc.
Consolidated Statements of Cash Flows (Continued)
(Dollars in thousands)

	Year Ended December 31,
	2018	2017
Supplemental cash flow information
Interest paid	$21,892	$6,475
Income taxes paid	—	254
Supplemental non-cash investing and financing activities
Equity transaction costs accrued but not paid	$82	$114
Leasehold improvements acquired but not paid	300	756
Distributions accrued but not paid	10,086	13,189
Treasury stock traded, but not settled	2,031	—

Reconciliation of Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$22,848	$39,902	$127,980	$138,668
Interest expense	6,193	5,173	23,584	7,536
Tax expense(1)	728	23	6,106	309
Depreciation and amortization	1,249	1,185	4,478	3,983
Equity-related expense(2)	1,738	924	6,054	4,253
Fair value change in servicing liabilities(3)	324	1,271	945	2,071
Non-recurring transaction expenses(4)	—	—	2,393	2,612
Adjusted EBITDA	$33,080	$48,478	$171,540	$159,432
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(1)
Includes both corporate and non-corporate tax expense. Non-corporate tax expense is included within general and administrative expenses in our Consolidated Statements of Operations. Prior to the IPO and Reorganization Transactions, we did not have any corporate income tax expense.

(2)	Includes equity-based compensation to employees and directors, as well as equity-based payments to non-employees.

(3)	Includes the non-cash impact of the initial recognition of servicing liabilities and subsequent fair value changes in such servicing liabilities during the periods presented.

(4)
In 2018, non-recurring transaction expenses include certain costs associated with the Reorganization Transactions and our IPO, which were not deferrable against the proceeds of the IPO. Further, certain costs related to our March 2018 term loan upsizing were expensed as incurred, rather than deferred against the balance of the term loan and, therefore, are being added back to net income given the non-recurring nature of these expenses. In 2017, non-recurring transaction expenses include one-time fees paid to an affiliate of one of the members of the board of managers in conjunction with the August 2017 term loan transaction.

Reconciliation of Pro Forma Net Income
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$22,848	$39,902	$127,980	$138,668
Non-recurring transaction expenses(1)	—	—	2,393	2,612
Incremental pro forma tax expense(2)	(1,395)	(15,326)	(21,248)	(54,266)
Pro Forma Net Income	$21,453	$24,576	$109,125	$87,014
________________________________

(1)
In 2018, non-recurring transaction expenses include certain costs associated with the Reorganization Transactions and our IPO, which were not deferrable against the proceeds of the IPO. Further, certain costs related to our March 2018 term loan upsizing were expensed as incurred, rather than deferred against the balance of the term loan and, therefore, are being added back to net income given the non-recurring nature of these expenses. In 2017, non-recurring transaction expenses include one-time fees paid to an affiliate of one of the members of the board of managers in conjunction with the August 2017 term loan transaction.

(2)
Represents the incremental tax effect on net income, adjusted for non-recurring transaction expenses, assuming that all consolidated net income was subject to corporate taxation for the periods presented. For the years ended December 31, 2018 and 2017, we assumed effective tax rates of 19.7% and 38.4%, respectively. The incremental pro forma tax expense for the three months ended December 31, 2018 and 2017 reflects updates to our effective tax rate during the quarter, and the effective tax rate for the three months ended December 31, 2017 assumes an effective tax rate of 38.4% for each quarter of 2017.

Reconciliation of Diluted EPS to Pro Forma Diluted EPS

Three Months Ended December 31, 2018
Diluted EPS	$0.11
Non-recurring transaction expenses	—
Pro Forma Diluted EPS(1)	$0.11

Weighted average shares outstanding - diluted	188,898,658
___________________________________
(1) Pro Forma Diluted EPS represents Pro Forma Net Income divided by GAAP weighted average diluted shares outstanding. There were no non-recurring transaction expenses during the quarter.